EXHIBIT 10.9

Land Lease
Between
Midwest Investors of Iowa Cooperative
And
Golden Oval Eggs

This agreement is made this first day of October, 1999 by and between Midwest Investors of Iowa, Cooperative, and Golden Oval Eggs, a cooperative association organized under the laws of the State of Minnesota, with a mailing address of P.O. Box 615, 340 Dupont Ave. NE, Renville, MN  56284.

LEASE:  Golden Oval Eggs shall lease from Midwest Investors of Iowa, Cooperative 240 acres of land located in Winnebago County, Iowa.  The lease shall be $6,500 per month, payable on the first day of each month.

TERM:  This lease shall be effective from October 1, 1999 until October 1, 2014 at such time it may be renewed if agreed to by both parties.

MIDWEST INVESTORS OF IOWA, COOPERATIVE		GOLDEN OVAL EGGS

By:	/s/ Dennis Pap	By:	/s/ Dana Persson

Its:	Vice President	Its:	President

Date:	October 1, 1999	Date:	October 1, 1999